John W. Hlywak, Jr. (Investors)             Jay Higham        (Media)
Senior Vice President & CFO                 Senior Vice President of Marketing
IntegraMed America, Inc.                    IntegraMed America, Inc.
(914) 251-4143                              (914) 251-4127
email:  jhlywak@integramed.com              email:  jhigham@integramed.com
Web Address:  http://www.integramed.com
              -------------------------

Lippert/Heilshorn & Associates
Kim Golodetz (kgolodetz@lhai.com)
(212) 838-3777

Bruce Voss (bvoss@lhai.com)
(310) 691-7100
www.lhai.com



        INTEGRAMED AMERICA REACHES AGREEMENT WITH LEADING NORTH CAROLINA
                                FERTILITY CENTER


Purchase, NY, September 8, 2003 - IntegraMed America, Inc. (Nasdaq: INMD) today announced that it has signed a FertilityPartner agreement to supply a complete range of business, marketing and facility services to the Charlotte, NC-based Reproductive Endocrine Associates of Charlotte ("REACh"). Under the terms of the 15-year agreement, IntegraMed has paid REACh an undisclosed sum and will share in the revenues and earnings of the center. REACh is the market-leading fertility center in the greater Charlotte, NC marketplace.

Led by Richard L. Wing, MD, Jack L. Crain, MD, Daniel B. Whitesides, MD and Nancy L. Teaff MD, REACh is one of the leading specialty fertility centers in the South, and provides a full range of fertility services including assisted reproductive technology and pre-implantation genetic testing services.

Under the terms of the agreement, IntegraMed has committed up to $2 million to fund the development and equipping of a new state-of-the-art facility to house the clinical practice and embryology laboratory for the group and its patients. The addition of an on-site embryology laboratory is expected to increase practice revenues substantially when it is completed late in 2004. It is also expected that IntegraMed will provide the financial and administrative resources to allow REACh to further penetrate its marketplace and achieve its growth objectives in the future.

"We have been working with IntegraMed under their FertiltiyAffiliate Program for about two years," said Richard L. Wing, MD, President of REACh. "As an Affiliate of IntegraMed, we had an opportunity to work with the Company in implementing the IntegraMed Shared Risk Refund program and IntegraMed Pharmaceutical Services. During that time, we developed a strong positive working relationship. They always deliver what they promise and are committed to supporting a physician-led organization.

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While IntegraMed's offer to help us with our plans to build a new facility certainly was an important factor in our decision to partner with them, even more important was their commitment to supporting high quality patient care and the fact that they earned our trust over the last two years," added Jack Crain, MD.

Based on the terms of the transaction, IntegraMed's service fees will be comprised of reimbursed costs of services and a fixed percentage of revenues, plus an additional fixed percentage of REACh earnings. IntegraMed anticipates that the REACh agreement will have a positive impact on its operating results in the fourth quarter of 2003.

"Converting the REACh contract from the Affiliate program to the Partner program is an important milestone event for the Company in 2003," said Gerardo Canet, President and CEO of IntegraMed America, Inc. "The Partner program represents the Company's highest level of support and commitment to our fertility center customers and also represents the Company's highest level of revenues and earnings. The IntegraMed Network is now comprised of 17 Affiliates and 6 Partners. Our strategic plan is to penetrate the top 50 markets in the United States with Affiliates and convert up to 25% of those centers to Partners," added Mr. Canet. "We are systematically executing that plan."

IntegraMed America, based in Purchase, NY, is focused on the $2 billion infertility industry, and offers products and services to patients and providers. Specifically, the Company offers marketing programs, information systems, facility development and financial services to a national network of Fertility Centers; distributes pharmaceutical products and financing programs directly to patients; and, operates www.integramed.com, an award-winning infertility Web Site.

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed are forward-looking statements that may involve a number of risks and uncertainties. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with the Company's ability to finance future growth; the loss of significant business services contract(s); profitability at Reproductive Science Centers serviced by IntegraMed; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the IntegraMed's most recent Form 10-K and in other documents filed by IntegraMed with the U.S. Securities and Exchange Commission.







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